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                                                                    Exhibit 23.4


                          Independent Auditors' Consent

To the Stockholders and the Board of Directors of G-Link Express (Cambodia) Pte. Ltd.

We consent to the use of our report dated June 28, 2003, with respect to the balance sheet of G-Link Express (Cambodia) Pte. Ltd. as of December 31, 2002, and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


Ho, Sneddon, Chui
Certified Public Accountants Limited
Hong Kong
October 31, 2003